EXHIBIT 10.15

TRADE STREET RESIDENTIAL, INC.

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (the “Agreement”) is made as of June 1, 2012, between TRADE STREET RESIDENTIAL, INC., a Maryland corporation, with offices at 19950 West Country Club Drive, Suite 800, Aventura, Florida (the “Company”), and American Stock Transfer & Trust Company, LLC, with offices at 6201 15th Avenue, Brooklyn, New York 11219 (the “Warrant Agent”).

WHEREAS, the Board of Directors of the Company has authorized the issuance to stockholders of record of the Company as of the date immediately prior to the consummation of the transactions contemplated by that certain Contribution Agreement, dated April 23, 2012, by and between Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP, BCOM Real Estate Fund, LLC, Trade Street Property Fund I, LP, Trade Street Capital, LLC, Post Oak Partners, LLC, Trade Street Adviser GP, Inc., Michael Baumann and Heidi Baumann, of non-transferrable warrants (the “Warrants”), to purchase, at an exercise price of $0.144 per share (subject to adjustment as described herein), 1.37 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) for each share of Common Stock held by such stockholder as of the record date;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, exercise and cancellation of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF WARRANT AGENT

The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	WARRANTS

2.1	Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto (the “Warrant Certificate”), the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer or Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2	Effect of Countersignature. Unless and until countersigned by the Warrant Agent in accordance with this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3	Registration.

2.3.1	Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for registration of original issuance of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2	Registered Holder. The Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (a “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.	TERM AND EXERCISE OF WARRANTS

3.1	Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of this Warrant Agreement, to receive from the Company the number of shares of Common Stock stated therein, at the price of $0.144 per whole share, during the Exercise Period (as defined in Section 3.2), subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per whole share at which Common Stock may be received at the time a Warrant is exercised. The Company may lower the Warrant Price at any time during the Exercise Period; provided, however, that any change in the Warrant Price must apply equally to all of the Warrants, and provided, further, that any reduction in Warrant Price must remain in effect for at least 20 business days.

3.2	Duration of Warrants. The Warrants may be exercised only during the period (“Exercise Period”) commencing on the listing date of the Common Stock on The New York Stock Exchange, Inc., The NYSE Amex Equities or The NASDAQ Stock Market (each, an “Eligible Market”), and terminating at 5:00 p.m., New York time on the second anniversary of the commencement of the Exercise Period (the date on which the exercise period terminates, the “Expiration Date”). The Exercise Period may commence as provided in Section 4.5 or may be extended in the limited circumstances specified below. Upon commencement of the Exercise Period, the Company shall promptly give written notice to the Registered Holders, at the last address set forth for such Registered Holders in the Warrant Register, of such commencement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any extension of the duration of the Warrants must apply equally to all of the Warrants.

3.3	Term and Exercise of Warrants.

3.3.1	Method of Exercise. A Registered Holder may exercise a Warrant by delivering, not later than 5:00 p.m., New York time, on any business day during the applicable Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate trust department (i) the Warrant Certificate evidencing the Warrants to be exercised, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant (the “Shares”), properly completed and executed by the Registered Holder on the reverse of the Warrant Certificate, and (iii) either (A) the Warrant Price for each Warrant to be exercised and delivered pursuant to a cashless exercise by surrendering Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the surrendered Warrants multiplied by the difference between the Fair Market Value (defined below) and the Warrant Price by (y) the Fair Market Value, or (B) if the Common Stock is not listed on an Eligible Market and any Sale Transaction (defined herein) is consummated, the Warrant Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds. “Fair Market Value” shall mean (i) if such Common Stock is listed on an Eligible Market, the average reported last sale price of the Common Stock on the applicable Eligible Market for the 10 trading days ending on the third trading day prior to the date on which the Election to Purchase by a holder of Warrants is sent to the Warrant Agent and (ii) if such Common Stock is not listed on an Eligible Market, the value of the Common Stock as determined in good faith by the Board of Directors of the Company.

If any of (A) the Warrant Certificate, (B) the Election to Purchase, or (C) the Warrant Price, if any, therefor, is received by the Warrant Agent after 5:00 p.m., New York time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Registered Holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a Registered Holder of the invalidity of any exercise of Warrants.

The Warrant Agent shall, by 11:00 a.m. Eastern Time on the Business Day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (i) the Shares issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (ii) the instructions of each Registered Holder with respect to delivery of the Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (iii) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Company shall, by 5:00 p.m., New York time, on the third Business Day next succeeding the Exercise Date of any Warrant, execute, issue and deliver to the Warrant Agent, the Shares to which such Registered Holder is entitled, in fully registered form, registered in the Registered Holder’s name. Upon receipt of such Shares, the Warrant Agent shall, by 5:00 p.m., New York time, on the fifth Business Day next succeeding such Exercise Date, transmit such Shares to or upon the order of the Registered Holder.

In lieu of delivering physical certificates representing the Shares issuable upon exercise, provided the Company’s transfer agent is participating in the Depository Fast Automated Securities Transfer program (or a similar program), the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Shares issuable upon exercise to the Registered Holder by crediting the account of the Registered Holder’s prime broker with the Depository Trust Company. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

The exercise of the Warrants may only be settled by delivery of Shares and the Registered Holders shall not be entitled to payment of cash in lieu of Shares (net cash settlement) upon exercise of the Warrants pursuant to the terms of this Agreement or the Warrants.

The accrual of dividends, if any, on the Shares issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the Shares. From and after the issuance of such Shares, the former holder of the Warrants exercised will be entitled to the benefits generally available to other holders of Shares and such former holder’s right to receive payments of dividends and any other amounts payable in respect of the Shares shall be governed by, and shall be subject to, the terms and provisions generally applicable to such Shares.

Warrants may be exercised only in whole numbers of Shares. No fractional Shares are to be issued upon the exercise of the Warrant. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 of this Agreement, and delivered to the holder of the Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such Registered Holder.

The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Shares until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

3.3.2	Limitations. Notwithstanding any provision to the contrary contained herein, the Warrants may not be exercised by any Registered Holder to the extent that upon such exercise such Registered Holder would (i) Beneficially Own or Constructively Own shares of the Company’s Common Stock in excess of 9.0% unless such Registered Holder is an investment entity in which case it is 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock unless such Registered Holder is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or (ii) Beneficially Own or Constructively Own shares of Capital Stock of the Company in excess of 9.0% unless such Registered Holder is an investment entity in which case it is 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Capital Stock of the Company, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable).

3.4	Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.5	Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.	ADJUSTMENTS

4.1

Stock Dividends – Split-Ups. If after the date hereof, and subject to the provisions of Section 4.7 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2	Extraordinary Dividends and Distributions. If the Company, at any time while the Warrants are outstanding, shall pay a dividend or make a distribution (including, without limitation, any distribution of other or additional stock or other securities or property or options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in Sections 4.1, 4.3 or 4.5, or (b) a regularly scheduled cash distribution payable out of funds from operations of the Company (which shall be computed by the Company in accordance with the April 2002 “White Paper” on funds from operation published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines funds from operations as net income attributable to common stockholders (determined in accordance with U.S. generally accepted accounting principles), excluding gains or losses from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the Fair Market Value applicable to one share of Common Stock of such Extraordinary Dividend; provided that, in the event that the amount of such adjustment reduces the Warrant Price to below zero, then in lieu of any adjustment to the Warrant Price, adequate provision shall be made so that the Registered Holder shall receive, at the time such Extraordinary Dividend is paid to the holders of the Common Stock, a pro rata share of such Extraordinary Dividend based upon the maximum number of shares of Common Stock at the time issuable to the Registered Holder (determined without regard to whether the Warrant is exercisable at such time.).

4.3	Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.7, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.4	Adjustments in Warrant Price. Whenever the number of shares of Common Stock receivable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.3 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (a) the numerator of which shall be the number of shares of Common Stock receivable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of Common Stock so receivable immediately thereafter.

4.5	Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any transaction (each, a “Sale Transaction”) involving the sale or conveyance to another corporation or entity (a “Purchaser”) of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Registered Holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if such Registered Holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.3, 4.4 and this Section 4.5. In the case of any Sale Transaction, the Exercise Period for the Warrants (if not then commenced) shall commence and provision shall be made in connection with any such Sale Transaction to allow the Registered Holders of the Warrants to be able to exercise their Warrants following such Sale Transaction and to receive the consideration specified herein. The provisions of this Section 4.5 shall similarly apply to any successive transactions covered by this Section 4.5; provided however, that the provisions of this Section 4.5 shall not apply in connection with the transactions contemplated by the Contribution Agreement.

4.6	Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to the Registered Holder, at the last address set forth for such Registered Holders in the Warrant Registers, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7	Form of Warrant Certificate. The form of Warrant Certificate need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant Certificate that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.	TRANSFER, EXCHANGE AND ASSIGNABILITY OF WARRANTS

5.1	Warrants Non-Transferable. The Warrants and all rights thereunder are not transferable, exchangeable or assignable without the written consent of the Company, except that (A) upon the death or disability of a Registered Holder who is a natural person or upon the bankruptcy, dissolution or other cessation of existence of a Registered Holder which is a trust, corporation, partnership or other entity, the Warrants held by such holder may, without the consent of the Company, be transferred or assigned to the personal representative (including to the estate) or authorized representative of such holder and (B) the Warrants may otherwise be transferred, exchanged or assigned without the consent of the Company in circumstances required by applicable law. Any transfer, exchange or assignment of a Warrant or any rights thereunder without the written consent of the Company (where such consent is required) shall be void ab initio. In the case of any transfers that do not require consent, the Registered Holder shall give written notice to the Company of the circumstances giving rise to such transfer and an acknowledgement by the transferee of the Warrant to comply with the terms and conditions of this Agreement.

6.	OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

6.1	No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3	Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4	Listing of Common Stock. The Company shall as promptly as practicable after the date hereof use its best efforts to list the shares of Common Stock issuable upon exercise of the Warrants on an Eligible Market and to thereafter maintain such listing during the Exercise Period.

6.5	Registration. In the event the Common Stock is not listed on an Eligible Market and any Sale Transaction is consummated, then the Company shall, as a condition precedent to any Sale Transaction, require the Purchaser to agree and covenant to (1) as promptly as practicable after the date of such Sale Transaction, use its best efforts to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement, for the registration under the Securities Act of 1933, as amended, of any shares of stock receivable by the Registered Holders that are not listed on an Eligible Market upon exercise of the Warrants after consummation of such Sale Transaction, and to take such action as is necessary, if any, to qualify for sale, in those states in which the Warrants were initially offered by the Company, such shares of stock; and (2) use its best efforts to cause the same to become effective as promptly as practicable after the date of filing and shall use its best efforts to maintain the effectiveness of such registration statement and ensure that a current prospectus is on file with the Commission until the Expiration Date.

7.	CONCERNING THE WARRANT AGENT AND OTHER MATTERS

7.1	Resignation, Consolidation, or Merger of Warrant Agent.

7.1.1	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ prior written notice to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the State of Maryland for the appointment of a successor Warrant Agent at the Company’s cost.

Any successor warrant agent, whether appointed by the Company or by such court, shall be a corporation organized, existing and in good standing under the laws of the state where such entity was formed, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers, and rights of such predecessor warrant agent hereunder; and upon request of any successor warrant agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor warrant agent all such authority, powers, rights, immunities, duties, and obligations.

7.1.2	Notice of Successor Warrant Agent. In the event a successor warrant agent shall be appointed, the Company shall give notice thereof to the predecessor warrant agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.1.3	Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged, converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party shall be the successor warrant agent under this Agreement without any further act.

7.2	Fees And Expenses Of Warrant Agent.

7.2.1	Remuneration. The Company agrees to pay the Warrant Agent $200 per month for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.2.2	Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.3	Liability Of Warrant Agent.

7.3.1	Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President, Chief Financial Officer or Secretary of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.3.2	Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

7.3.3

Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

7.4	Acceptance Of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised.

8.	MISCELLANEOUS PROVISIONS

8.1	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2	Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, Florida

Attn: Bert Lopez

with a copy in each case to:

Bass, Berry & Sims PLC

100 Peabody Place, Suite 900

Memphis, TN 38103

Attention: John A. Good

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Relationship Manager

with a copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Relationship Manager

8.3	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without giving effect to conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York. The Company hereby waives any objection to such non-exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.4	Amendment. This Agreement and the Warrant Certificate issued hereunder may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants and no modification or amendment shall affect the Warrants differently from one another. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2 hereof, without such consent.

8.5	Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.6

Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in 6201 15th Avenue, Brooklyn, New York 11219, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.7	Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.8	Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

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[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	TRADE STREET RESIDENTIAL, INC.

	By:	/s/ John F. Dougherty, Jr.

		Name:	John F. Dougherty, Jr.
		Title:	Senior Vice President

Attest:	AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

	By:	/s/ Paula Caroppeli

		Name:	Paula Caroppeli
		Title:	Senior Vice President